Exhibit 21.1

SUBSIDIARIES OF SITEONE LANDSCAPE SUPPLY, INC.

As of the date of this filing, SiteOne Landscape Supply, Inc. has the following subsidiaries:

Entity Name	Jurisdiction of Formation

CD&R Landscapes Midco, Inc.	Delaware

CD&R Landscapes Bidco, Inc.	Delaware

JDA Holding LLC	Delaware

John Deere Landscapes LLC	Delaware

John Deere Landscapes, Ltd.	Ontario, Canada

CLP SN Holdings, Inc.	Delaware

Shemin Nurseries Holding Corp.	Delaware

Shemin Nurseries, Inc.	Delaware

LESCO, Inc.	Ohio

Green Resource, LLC	North Carolina

GR4, LLC	North Carolina